        EMPLOYMENT AGREEMENT

           This Employment Agreement is made as of this 18th day of  July, 2008  between Nicholas F. Galluccio (the "Executive") and Teton Advisors, Inc. (the "Company").

           The Company desires to employ the Executive and the Executive desires to accept such employment on the terms and conditions set forth herein.

           In consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	Employment.

           The Company hires and employs the Executive, and the Executive agrees to work for the Company, under the terms and conditions set forth herein.  The Executive will begin employment with the Company on the date first set forth above (the "Effective Date").

2.	Duties.

        2.1           The Executive shall be employed as President and Chief Executive Officer of the Company.  As Chief Executive Officer, Executive’s duties shall include, but will be responsible for all duties and services required of a chief executive of an investment manager.  The Executive shall be on Board of Directors of the Company (the “Board”).

        2.2           The Executive’s principal place of employment shall be located in Rye, New York.  If the Executive wishes to relocate, then the new location must be agreed to and approved by the Board.

3.	Compensation.

                      3.1           As compensation for the services rendered hereunder, the Executive will be paid an annual draw of   Two Hundred Fifty Thousand Dollars ($250,000), less applicable payroll and withholding tax deductions, payable monthly in equal installments and prorated for the period of actual employment, against his incentive compensation determined in accordance with Section 3.3 below ("Annual Draw").
                      3.2           For clarification, within each calendar year, if the amount owed to the Executive pursuant to Section 3.3 for any month is less than the installment of his Annual Draw for such month, such difference will be used to offset any other amounts owed to him pursuant to such Section for any other month which exceed the installment of his Annual Draw for such month; provided, however, that after each calendar year -end no debit balance will be carried forward against his Annual Draw or other compensation for the following years.
                      3.3           In calculating his compensation for the services rendered hereunder, the Executive shall receive incentive compensation, less applicable payroll and withholding tax deductions, payable monthly in equal installments, as follows:

(a) For managing GAMCO Westwood SmallCap Equity Fund (“GWSC”) and any other mutual funds (the “Funds”), the Executive will receive incentive compensation equal to twenty percent (20%) of the Net Revenues (as defined below) received by the Company with respect to the Funds.  Net Revenues will be calculated based on the investment advisory fees (and shall exclude any 12b-1 fees) actually received by the Company with respect to the fund net of (i) administration, marketing and related expenses for the fund (which expenses will be charged at thirty basis points (0.30%) of the average net assets of the fund), (ii) any payments made by the Company or its affiliates to no-transaction-fee (NTF) programs with respect to the fund, (iii) any payments or waivers made by the Company to the Funds to reduce expenses and (iv) other incremental expenses related to the operations of the Funds (such as travel and entertainment, additional analyst compensation and benefits, or financial information services). The calculation of Net Revenues will be based upon accounting practices used by the Company in the normal course of its business in its sole discretion.

(b) For attracting new separate accounts to the Company, the Executive will be paid a percentage of the investment advisory fee revenues received by the Company from such business (up to 40% for marketing and portfolio management),  in the same manner and at the same standard payment rates in effect from time to time as the Company pays to its other staff for similar services, consistent with applicable laws and regulations, and subject to the discretion of the Board.  The Board will decide any issues or disputes concerning the Executive’s receipt of compensation pursuant to this Section.

                      3.4           For the sales of those share classes of the GAMCO Westwood Funds that carry a 12b-1 fees  and other mutual funds which may be managed by the Company from time to time (the “Westwood Funds”), Executive will be compensated at forty percent (40%) of the 12b-1 fees (provided that the Executive holds appropriate securities licenses and registrations with a distributor of the GAMCO Westwood Funds) typically paid to distributors of the Westwood Funds for such accounts.

       3.5   As further incentive compensation, the Executive will receive twenty percent (20%) ownership of the Company, on a fully diluted basis, in the form of a restricted stock award of Class A Common Shares (the “Galluccio Shares”) as of the date on which the Company’s securities are distributed to GAMCO Investors, Inc. (“GAMCO”) shareholders.  The Executive shall vest in thirty percent (30%) of the Galluccio Shares on the third anniversary of the Effective Date and the balance of the Galluccio Shares on the fifth anniversary of the Effective Date.  In the event of a change of control of the Company (as defined below) however, said vesting shall be accelerated and the Executive shall vest in all the Galluccio Shares no later than immediately prior to the change of control being consummated1.  Accelerated vesting shall also occur as provided in Section 4.3 of this Agreement.    Additional terms and conditions of the Galluccio Shares will be set forth in a Restricted Stock Award Agreement between the Company and the Executive, as approved by the Board.

1 For purposes of this Section, Change of Control shall be deemed to have occurred in the event that the Board of Directors of the Company in its sole discretion determines that a change in control has occurred for the purposes of  the restricted stock plan.

        3.6   Any and all rights to receive compensation payments, including incentive compensation, shall not survive the term of the Executive's employment except as specifically set forth in Section 4 of this Employment Agreement.

4.	Term.

       4.1   The term of this Employment Agreement commences on the Effective Date and continues through the date that is five (5) years after the Effective Date (the "Anniversary Date"), unless extended or terminated pursuant to this Section 4.

       4.2   This Employment Agreement shall terminate upon the Executive's death.  If the Executive fails, due to disability or incapacity, to perform substantially and continuously his material and essential duties hereunder for more than forty-five (45) days out of any twelve-month period, the Company may terminate the Executive's employment on written notice to the extent consistent with applicable law.  If the Executive dies or his employment is terminated for disability or incapacity, the Executive or his estate shall be entitled to receive all compensation set forth in Section 3 earned and accrued through the date of his death or such termination.  Otherwise, the Company shall have no further obligations and the Executive shall have no further rights hereunder.

        4.3   In the event that the Company terminates the Executive's employment on or prior to the Anniversary Date without cause, other than due to disability or incapacity, the Executive shall be entitled to receive through the Anniversary Date, monthly installments of his Annual Draw, if any, as set forth in and payable in accordance with the provisions of Section 3.1 and any and all incentive compensation as set forth in Section 3.3 and 3.4 earned and accrued through the date of termination.  The Executive shall also immediately vest in twenty percent (20%) of the Galluccio Shares if the termination (other than for cause) occurs prior to the third anniversary of the Effective Date or twenty percent (20%) of the unvested portion of the Galluccio Shares, if such termination occurs subsequent to the third anniversary of the Effective Date.  Otherwise, the Company shall have no further obligations and the Executive shall have no further rights hereunder.

                4.4   In the event that the Company terminates the Executive's employment for cause, the Executive shall be entitled to receive his compensation received through the date of such termination.  Otherwise, the Company shall have no further obligations and the Executive shall have no further rights hereunder, other than with respect to the Galluccio Shares, if any.

                        4.5           After the Anniversary Date, unless the Executive and the Company agree in writing to extend the term of this Employment Agreement, the Executive's employment will be "at-will" and either the Executive or the Company may terminate such employment for any reason, and neither party will be required to give cause for termination to the other.  If the Company terminates the Executive's employment after the Anniversary Date, with or without Cause, it will pay the Executive his compensation earned and accrued through the date of his termination.  Otherwise, the Company shall have no further obligations and the Executive shall have no further rights hereunder.

                        4.6           If the Executive resigns, the Company shall pay the Executive his compensation earned and accrued through the date of his termination.  Otherwise, the Company shall have no further obligations and the Executive shall have no further rights hereunder, other than those with respect to the Galluccio Shares, if any.

                        4.7           If the Executive resigns on or prior to the Anniversary Date, the Executive shall provide the Company with at least one hundred and eighty (180) days’ notice prior to terminating his employment under this Employment Agreement; provided, however, that the Company in its sole discretion may waive such notice and accept the Executive's resignation on any earlier date.  If the Executive resigns after the Anniversary Date, the Executive shall provide the Company with at least forty-five (45) days’ notice prior to terminating his employment under this Employment Agreement.

                        4.8           As used in this Section 4, "cause" means that the Executive (a) commits or enters a plea of guilty or nolo contendere to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the business of the Company; (b) in the performance of his duties hereunder or otherwise acts to the material detriment of the Company, engages in (i) willful misconduct, (ii) willful or gross neglect, (iii) fraud, (iv) misappropriation, (v) embezzlement, (vi) theft or (vii) a reportable violation of the securities industry laws, rules or regulations, including the rules and regulations of any self-regulatory organization as to which the Executive was a significant contributor; (c) fails to perform his duties in a manner which constitutes his willful refusal to perform, or gross neglect of, his duties consistent with the directions of  the Board or with the policies and practices of the Company, which refusal or neglect remains uncured for a period of thirty (30) days following notice by the Company to the Executive; (d) breaches this Agreement in any material respect, which breach remains uncured (if curable) for a period of thirty (30) days following written notice by the Company to the Executive; or (e) is adjudicated in any civil suit, or acknowledges in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other intentional act of dishonesty involving any other person.

5.	Extent of Service-Restrictive Covenant.

                         5.1           During the term of this Employment Agreement, except as set forth below, the Executive shall devote substantially all of his business time, skill, labor and attention to the affairs of the Company, shall promptly and faithfully do and perform all services pertaining thereto that are or may hereafter be required of his by the Company and shall not engage in any activities involving a conflict of interest with the business or trade relationships of the Company, other than as a wholly passive investor in publicly traded securities or with the written consent of the Board.

                         5.2           The Executive recognizes that the business of the Company is international in scope and that the services to be performed hereunder and the methods employed by the Company are such as will place the Executive in close business and personal relationships with the clients and employees of the Company.  Therefore, from and after the Effective Date and until the termination hereof, or of his employment with the Company, whichever is earlier, unless acting as an officer or employee of the Company, the Executive shall not, directly or indirectly, for his own benefit or for, with, or through any other person, firm or corporation own, manage, operate, join, control, loan money to or participate in the ownership, management, operation or control of, or be connected with, as owner, partner, joint venturer, director, employee, officer, consultant, broker, agent, stockholder, licenser, licensee, or in any other capacity whatsoever, engage or become interested in, acquiesce in the use of his name in, or have any connection with, any business which is the same as, similar to or competitive with any of the business activities in which the Company or any affiliates thereof are engaged during such period, except as a wholly passive investor in publicly traded securities or with the written consent of the Board.

6.	Benefits.

           The Executive shall be entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which the Company may, in its sole and absolute discretion, elect to make available to its senior executives generally, provided that the Executive meets the qualifications therefore.

7.	Indemnification.

           The Company agrees to indemnify the Executive in accordance with the by laws of the Company and any applicable Company Director and Officer insurance policy.

8.	Disclosure of Information.

           The Executive shall not, except as required by his employment by the Company, either during the term of employment by the Company or at any time thereafter, publish, disclose or make available to any person, firm, organization or corporation, or utilize any confidential or proprietary information concerning the business or affairs of the Company, its staff, clients, customers or investment company shareholders, which may have been acquired by the Executive in the course of or as an incident to such employment, including but not limited to any client, customer or investment company shareholder list of the Company, whether for the benefit of the Executive, or to the detriment of the Company, its staff, clients, customers or investment company shareholders, or otherwise.  As used in this Section 7, "confidential information" shall mean any information except that information which is or comes into the public domain through no fault of the Executive or which the Executive obtains after the termination of his employment by the Company under this Employment Agreement from a third party who has the right to disclose such information.  As used in this Section 7, "Company" shall include Teton Advisors, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc., Gabelli Securities, Inc., Gabelli & Company, Inc., Gabelli Fixed Income L.L.C., Darien Associates L.L.C., Gabelli Fixed Income Distributors, Inc., Gabelli Fixed Income, Inc., GGCP, Inc. and their parents, subsidiaries, affiliates, divisions and successors.

9.	Protection of the Company's Business.

           While in the employ of the Company and after the Executive leaves the employ of the Company for any reason, the Executive agrees that he is prohibited from knowingly soliciting any client, customer, investment company shareholder, account, employee or representative of the Company to become a client, customer, investment company shareholder, account, employee or representative of any other person, firm, corporation or entity, with respect to any services or products directly competitive with any services or products offered, sold, delivered or provided by the Company.  This restriction shall be in effect during the Executive's employment and for two years subsequent to the Executive's termination of employment with the Company.

10.	Remedy for Breach.

           Both parties recognize and acknowledge that the services to be rendered under this Employment Agreement by the Executive are special, unique, and of an extraordinary character, and that any breach or violation by the Executive of any terms and conditions of this Employment Agreement to be performed by him including, without limitation, Sections 5, 7 and 8 hereof, will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.  It is therefore agreed that, without in any way limiting any other rights, defenses, powers or privileges which the Company may then have, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enforce the specific performance of the provisions of this Employment Agreement by the Executive and/or to enjoin the Executive from acting in breach of violation hereof.

11.	Parties in Interest.

           This Employment Agreement shall be binding upon the Executive, his heirs, administrators, executors and personal representatives and upon the Company and its successors and assigns.

12.	Notices.

           All notices provided for in this Employment Agreement shall be given in writing, addressed to the parties at the addresses set forth below (or to such other addresses as may be specified by either party in the manner provided in this Section 11), and hand delivered, delivered by overnight courier service, or deposited, certified mail, return receipt requested, postage prepaid, in the United States mail:

                      TO:              Teton Advisors, Inc.
                                   One Corporate Center
                                   Rye, New York 10580
                                   Attention: General Counsel

                      TO:              Nicholas F. Galluccio
                                   9 Knollwood Drive
                                   Greenwich, CT  06830

           Notice shall be deemed given when received if by hand delivery, next day if delivered by overnight courier service and after three business days if deposited certified mail, return receipt requested, postage prepaid in the United States mail.

13.	Severability.

           In the event that any term or condition of this Employment Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition hereof and this Employment Agreement shall be interpreted and construed as if such terms or conditions, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
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14.	Entire Agreement; Modification.

           This Employment Agreement contains the entire understanding between the Company and the Executive regarding the employment relationship between them and there are no other representations, warranties, covenants or agreements with respect to such employment relationship which are not contained herein.  This Employment Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to the matters covered by this Employment Agreement; provided, however, that the Restricted Stock Award Agreement, as may be amended from time to time, will govern all matters relating to the Executive’s restricted stock award and will supersede anything contained herein.  This Employment Agreement may not be modified or amended except by a further written instrument duly executed by each party.

15.	Waiver.

           Any waiver by either party of a breach of any provision of this Employment Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any other provision of this Employment Agreement.  The failure of a party to insist upon strict adherence to any term of this Employment Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement.  Any waiver must be in writing, signed by the party giving such waiver.

16.	Captions.

           The captions hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

17.	Arbitration.

           All controversies arising between the Company and the Executive, including but not limited to those involving the construction, performance or breach of this Employment Agreement, shall be determined by arbitration, except as provided in Section 9 of this Employment Agreement.  This agreement to arbitrate includes but is not limited to any employment-related claims the Executive may have or assert against the Company or its officers, directors, employees, shareholders or agents under federal, state or local statutes, regulations or common law including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, and the New York State Human Rights Law.  Arbitration shall be held before the arbitration facility provided by the Financial Industry Regulatory Authority Inc. (FINRA), in accordance with its arbitration rules then in force, if applicable.  Otherwise, arbitration shall be before the arbitration facility provided by the American Arbitration Association, in accordance with its Labor Arbitration Rules.  Both parties specifically waive any rights they have or may have to seek or be awarded punitive damages for any reason.  Judgment upon the award of the arbitrators may be entered in any state or federal court having jurisdiction.  As used in this Section 16, "Company" shall include Teton Advisors, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc., Gabelli Securities, Inc., Gabelli & Company, Inc., Gabelli Fixed Income L.L.C., Darien Associates L.L.C., Gabelli Fixed Income Distributors, Inc., Gabelli Fixed Income, Inc., GGCP, Inc. and their parents, subsidiaries, affiliates, divisions and successors.

18.	Governing Law.

           This Employment Agreement is intended to be performed primarily in the State of New York and the laws of the State of New York will control any questions concerning the validity or interpretation of this Employment Agreement.

19.	Representations and Warranties of the Executive.

           The Executive represents and warrants to the Company that (a) the Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Employment Agreement, the performance of his duties hereunder or the other rights of the Company hereunder, and (b) the Executive is under no disability that would hinder the performance of his duties under this Employment Agreement.  The Executive shall indemnify and hold harmless the Company, its directors, officers, shareholders, subsidiaries, other affiliates, agents, employees and legal representatives from and against any and all losses, actions, claims, damages, liabilities and expenses (including legal counsel fees and expenses) arising out of the Executive's breach of these representations.

           IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

TETON ADVISORS, INC.

By:           _/s/_Douglas R. Jamieson_________
           Name: Douglas R. Jamieson

NICHOLAS F. GALLUCCIO

_/s/ Nicholas F. Galluccio____